Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S‑K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The marked information has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

11 February 2022

CARNIVAL CORPORATION
and
CARNIVAL PLC

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY
(as Facilities Agent)

AMENDMENT AGREEMENT RELATING TO A MULTICURRENCY REVOLVING FACILITIES AGREEMENT ORIGINALLY DATED 18 MAY 2011 AS AMENDED FROM TIME TO TIME

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THIS AGREEMENT is dated 11 February 2022 and made between:
(1)    CARNIVAL CORPORATION (a Panamanian corporation having its principal place of business at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida, 33178-2428) (the Company);
(2)    COSTA CROCIERE S.P.A. as an Obligor incorporated in Italy (Costa); and
(3)    BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY as facilities agent of the other Finance Parties (the Facilities Agent).
WHEREAS:
(1)    This Agreement is supplemental to and amends the multicurrency facilities agreement (the Facilities Agreement) originally dated 18 May 2011 as amended and restated most recently on 6 August 2019 and as further amended on 31 December 2020, 11 May 2021 and 30 September 2021, between, among others, the Company, Carnival plc and Bank of America Europe Designated Activity Company (formerly known as Bank of America Merrill Lynch International Designated Activity Company) as successor in title to Bank of America Merrill Lynch International Limited.
(2)    Pursuant to Clause 41 (Amendments and Waivers) of the Facilities Agreement, the Facilities Agent is authorised to effect, on behalf of any Finance Party, any amendment or waiver permitted by that Clause. The Majority Lenders have consented to the amendment of the Facilities Agreement as contemplated by this Agreement and, accordingly, the Facilities Agent is authorised and has been instructed to execute this Agreement on behalf of the Finance Parties.
(3)    The Company is entering this Agreement as Obligors’ Agent in accordance with Clause 2.4 (Obligors’ Agent) of the Facilities Agreement. Costa is the only Obligor incorporated in Italy at the date of this Agreement.
it is agreed as follows:
1.    INTERPRETATION
1.1    Definitions
In this Agreement:
Amended Facilities Agreement means the Facilities Agreement as amended by this Agreement.
1.2    Defined terms and construction
In this Agreement, unless the context otherwise requires:
(a)    a reference to a term defined in any other Finance Document has the same meaning in this Agreement;
(b)    references to Clauses are to Clauses of the Amended Facilities Agreement unless otherwise stated; and
(c)    the provisions of Clause 1.2 (Construction) apply to this Agreement as though they were set out in full in this Agreement except that references to the Amended Facilities Agreement are to be construed as references to this Agreement.

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2.    AMENDMENT OF FACILITIES AGREEMENT
2.1    Amendment
With effect from (and including) the date of this Agreement, the Facilities Agreement shall be amended to incorporate the amendments set out in Schedule 1 (Amendments) to this Agreement.
3.    REPRESENTATIONS
The Repeating Representations are confirmed to be true in all material respects by each Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement, and in each case as if references to the Finance Documents in such Repeating Representations references to this Agreement and the Amended Facilities Agreement.
4.    GUARANTEE
On the date of this Agreement, each Obligor:
(a)    confirms its acceptance of the Amended Facilities Agreement;
(b)    agrees that it is bound as an Obligor by the terms of the Amended Facilities Agreement; and
(c)    if a Guarantor or a Subsidiary Guarantor, confirms that its guarantee provided under Clause 23 (Guarantee and Indemnity) of the Amended Facilities Agreement and the relevant Deed of Guarantee and/or the Subsidiary Deed of Guarantee:
(i)    continues in full force and effect on the terms of the Amended Facilities Agreement and the relevant Deed of Guarantee and/or the Subsidiary Deed of Guarantee; and
(ii)    extends to the obligations of the relevant Obligors under the Finance Documents (including the Amended Facilities Agreement and notwithstanding the imposition of any amended, additional or more onerous obligations).
5.    EFFECT OF AMENDMENT
(a)    In accordance with the Facilities Agreement, each of the Facilities Agent and Company designates each of this Agreement and the Amended Facilities Agreement as a Finance Document.
(b)    The Facilities Agreement and this Agreement will, from the date of this Agreement, be read and construed as one document.
(c)    Except as otherwise provided in this Agreement, the Finance Documents remain in full force and effect.
(d)    Except to the extent expressly waived in this Agreement, no waiver is given by this Agreement and the Lenders expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.
6.    AMENDMENT FEE
[***]
7.    MISCELLANEOUS
7.1    Further assurance
Each Obligor shall, at the request of the Facilities Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

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7.2    Incorporation of terms
The provisions of Clauses 37 (Notices), 39 (Partial invalidity), 46 (Governing law) and 47 (Enforcement) of the Facilities Agreement shall apply to this Agreement as though they were set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.
7.3    Counterparts
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.
7.4    Italian transparency rules
Pursuant to and in accordance with the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti) applicable to transactions and banking and financial services issued by Bank of Italy on 29 July 2009 and published in the Italian official gazette (Gazzetta Ufficiale) no. 217 on 18 September 2009 (as amended and supplemented from time to time) (the Transparency Rules), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this Agreement falls into the category of the agreements “che costituiscono oggetto di trattativa individuale” which are exempted from the application of Section II of the Transparency Rules.

IN WITNESS whereof the parties have caused this Agreement to be duly executed on the date first written above.

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SCHEDULE 1
    Amendments

1.    The definition of “Issued Capital and Consolidated Reserves” in Clause 26.1 (Definitions) shall be amended to replace the words “provided that non-cash charges incurred in the financial year ending 30 November 2021 shall not be deducted from the amounts above” in the hanging paragraph at the end of the definition with:
“excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP and which shall:

(1)    for the financial quarter ended 28 February 2023, also include the Convertible Notes in the amount of US$2,012,500,000 as reduced by (i) the value of the Convertible Notes that the Company has elected to settle in cash (rather than equity) in accordance with section 14.02 of the Convertible Notes indenture and (ii) the value of any new equity the Company issues in order to settle in equity that Convertible Notes obligation; and

(2)    for the avoidance of doubt:

    (A)    for all periods starting after 30 November 2022, any outstanding Convertible Notes will be accounted for as equity at any time until the Maturity Date (and, in the case of the financial quarter ended 28 February 2023, in accordance with calculations set out in paragraph (1) above); and

(B)     from the Maturity Date, only such part of the Convertible Notes as has actually been converted into equity securities by the Maturity Date shall be included in determining the level of Issued Capital and Consolidated Reserves;

(3)    if the Convertible Notes are refinanced with other convertible debt such that the Maturity Date is extended or replaced, the financial periods in paragraphs (1) and (2) above shall be deemed amended to refer to the periods during which the revised maturity date occurs.

provided that:
(a)    any non-cash charge to Issued Capital and Consolidated Reserves resulting (directly or indirectly) from a change after the date of this Agreement in GAAP or in the interpretation thereof shall be disregarded in the computation of Issued Capital and Consolidated Reserves such that the amount of any reduction thereof resulting from such change shall be added back to Issued Capital and Consolidated Reserves;
(b)    any non-cash write-off to Issued Capital and Consolidated Reserves with respect to the financial year ended 30 November 2020 shall be disregarded in the computation of Issued Capital and Consolidated Reserves such that the amount of any reduction thereof resulting from such write-offs shall be added back to Issued Capital and Consolidated Reserves;
(c)    any non-cash write-off to Issued Capital and Consolidated Reserves with respect to the financial year ended 30 November 2021 and 30 November 2022 (excluding any such write-offs to goodwill with respect to either such financial year) shall be disregarded in the computation of Issued Capital and Consolidated Reserves such that the amount of any reduction thereof resulting from such write-off shall be added back to Issued Capital and Consolidated Reserves; provided that the aggregate amount of such write-offs added back to Issued Capital and Consolidated Reserves pursuant to this paragraph (c) shall not exceed the greater of (i) 10% of the total assets of the Carnival Corporation & plc Group taken as

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a whole as determined in accordance with GAAP as at the last day of the most recently ended financial quarter and (ii) US$5,500,000,000;
(d)    any non-cash write-off to such part of the Company and Carnival plc’s goodwill as existed on the balance sheet of the Company and Carnival plc as of 30 November 2020 (namely US$806,791,000) in respect of the financial years ended 30 November 2021 (such non-cash write off being US$225,547,000 with balance sheet goodwill as of 30 November 2021 being US$578,966,000), 30 November 2022, 30 November 2023 and 30 November 2024, shall be disregarded in the computation of Issued Capital and Consolidated Reserves such that the amount of any reduction thereof resulting from such write-offs shall be added back to Issued Capital and Consolidated Reserves; and
(e)    Net Income (Loss) (but excluding any net loss associated with an impairment or write-off added back pursuant to paragraph (b), paragraph (c) or paragraph (d) above), determined in accordance with GAAP as shown in the Carnival Corporation & plc Group’s consolidated statement of comprehensive (loss) income, attributable to the financial years ending 30 November 2021 (namely US$9,501,333,000) and 30 November 2022 shall be added back to Issued Capital and Consolidated Reserves; provided that the aggregate amount added back to Issued Capital and Consolidated Reserves pursuant to paragraph (c) above and this paragraph (e) shall not exceed US$9,500,000,000.
For the avoidance of doubt, no item added back to Issued Capital and Consolidated Reserves pursuant to paragraphs (b) to (e) above shall be added back pursuant to any other clause, section or paragraph of this Agreement.

For the purposes of this definition:

Convertible Notes has the meaning given to that term in Schedule 18 (Additional Restrictive Covenants);

Maturity Date has the meaning given to that term under the Convertible Notes (as modified by paragraph (3) above); and

non-cash write-off shall include losses on extinguishment of debt.”

2.    Clause 26.4 (Interest cover) shall be deleted in its entirety and replaced with the following:
“Interest cover
The Company must ensure that on each Testing Date the ratio of EBITDA to Consolidated Net Interest Charges, for the Measurement Period ending on each Testing Date on and from 31 August 2023 set out below, is not less than the relevant ratio set out below:

Testing Date	Ratio of EBITDA to Consolidated Net Interest Charges
31 August 2023	2.00 to 1
30 November 2023	2.50 to 1
29 February 2024 and thereafter	3.00 to 1
”

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3.    Clause 26.5 (Minimum Available Liquidity) shall be deleted in its entirety and replaced with the following:
“Minimum Available Liquidity
The Company must ensure that on each Testing Date on (and including) 28 February 2021 to (and including) the earlier of (i) 30 November 2026 and (ii) the Termination Date (inclusive), the Available Liquidity is not less than USD 1,500,000,000.”

4.    Clause 27.10 (Most favoured Lenders) shall be deleted in its entirety and replaced with the following:
“Most favoured Lenders
(a)    If, on or before 11 August 2022, in order to obtain solely the amendment of financial covenants in any of the agreements governing Pre-COVID Unsecured Debt (each a Facility Agreement) in order to reflect the financial covenants set out in Clause 26 (Financial Covenants) of this Agreement, an Obligor agrees, in respect of any Facility Agreement, to:

(i)        grant any increase in margin,

(ii)        pay any waiver, amendment or other fee at a rate in excess of the rate of the amendment and waiver fee being paid to the Lenders in connection with the waiver of financial covenants under this Agreement,

(iii)    amend a Facility Agreement to include any additional mandatory or other prepayment provision (including by way of amortisation instalments) or to prepay any facility provided under a Facility Agreement,

(iv)    amend a Facility Agreement to include any additional covenant or event of default and/or to amend any existing covenant or event of default, or

(v)        amend a Facility Agreement to add any obligor or guarantor or provide any additional guarantee from any member of the Carnival Corporation & plc Group (other than any amendment or extension of a guarantee from an existing obligor or guarantor under the relevant Facility Agreement),

(each a Relevant Provision) that would, in each case, be reasonably considered to be materially more beneficial to the lenders under such Facility Agreement than the equivalent provisions or fees that have been provided to paid to the Lenders in respect of this Agreement; or

(vi)     any member of the Carnival Corporation & plc Group grants a Security Interest on its assets to secure a Facility Agreement,

then the Company shall promptly, and in any event within 10 Business Days after permitting the amendment of any relevant Facility Agreement, or payment of additional fee or grant of the Security Interest (as applicable), give notice accordingly to the Facilities Agent and:

(A) provide in respect of any Relevant Provision, reasonable details to the Facilities Agent of the Relevant Provision and offer to amend this Agreement to include terms (including payment of any additional fee) substantially equivalent to the Relevant Provision; or

(B) provide in respect of any Security Interest, reasonable details of the Security Interest to the Facilities Agent and offer to procure that the relevant Obligor and/or the relevant member of the Carnival Corporation & plc Group provides to the Lenders substantially similar Security Interests on the relevant assets to that granted under the Facility Agreement (the New Security).

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(b)     If any Obligor and/or member of the Carnival Corporation & plc Group has granted a Relevant Provision or New Security, such Relevant Provision and/or New Security shall be deemed automatically to be incorporated in this Agreement. The relevant Obligor agrees to, and to procure any relevant member of the Carnival Corporation & plc Group to, execute and deliver at the request of the Facilities Agent any amendments or additions to the Finance Documents required to evidence the Relevant Provision under the Finance Documents or have the New Security granted by the relevant member of the Carnival Corporation & plc Group.”

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SIGNATORIES
CARNIVAL CORPORATION
By: /s/ Quinby Dobbins    Quinby Dobbins, Treasurer

Place of execution: Miami, Florida

COSTA CROCIERE S.p.A.
By: /s/ David Bernstein     David Bernstein, Director

Place of execution: Miami, Florida

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Facilities Agent
BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY
By: /s/ Colin Gotts        Colin Gotts, Vice President

Place of execution: 26 Elmfield Road
Bromley
Kent
BR1 1WA

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